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                     FIXED CHARGE RATIOS WITH PREFERRED DIVIDENDS
                           (dollar amounts in thousands)

                                                                                                                   For the three
                                                                    For the Years Ended                             Months Ended
                                                                       December 31,                                   March 31,
                                                                    -------------------                            -------------
                                               1990           1991         1992         1993        1994          '94          '95
                                               ----           ----         ----         ----        ----        -----        -----
Fixed Charges:
  Interest Charges:
    Expensed ......................        $ 55,105       $ 50,048     $ 45,020     $ 34,663    $ 24,598     $  5,861     $  5,233
    Capitalized ...................            --             --           --          7,786      17,714        4,755        5,804
                                           --------       --------     --------     --------    --------     --------     --------
  Total Interest Charges ..........          55,105         50,048       45,020       42,449      42,312       10,616       11,037

Ammortization of Debt Expense .....           2,932          3,118          255          363         446          105          127
Write-off of Loan Costs ...........            --           13,123         --           --          --           --           --
Rental Expense Considered Interest              854          1,568        1,739        1,954       1,906          469          496
Preferred Stock Dividends..........           8,511         12,367       17,514        3,504      14,530        3,981        3,875
Guarantees of Other Debt ..........            --             --           --           --          --           --           --
                                           --------       --------     --------     --------    --------     --------     --------

  Total Fixed Charges(A) ..........          67,402         80,224       64,528       48,270      59,194       15,171       15,535

Fixed Charges Added to Income:
  Fixed Charges ...................          67,402         80,224       64,528       48,270      59,194       15,171       15,535
  Write-off of Loan Costs .........            --             --           --           --          --           --           --
  Capitalized Interest Amortization             702          1,050          639          572         796          175          226

  Less: Preferred Stock Dividends .          (8,511)       (12,367)     (17,514)      (3,504)    (14,530)      (3,981)      (3,875)
          Capitalized Interest ....            --             --           --         (7,786)    (17,714)      (4,755)      (5,804)
                                           --------       --------     --------     --------    --------     --------     --------
    Total Fixed Charges Added
      to Income ...................          59,593         68,907       47,653       37,552      27,746        6,610        6,082

Pre-tax Income (Loss) .............         108,673       (168,528)      80,900       31,511     109,760       10,427       68,611
Earnings(B) .......................         168,266        (99,621)     128,553       69,063     137,506       17,037       74,693
Ratio of Earnings to Fixed
      Charges(B)/(A) ..............             2.5           --            2.0          1.4         2.3          1.1          4.8
Earnings Deficiency ...............       $    --        $(179,845)    $   --       $   --          --           --           --


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